Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 25th day of November 2019, by and among HN Investors LLC, Sean A. Hehir and Lee S. Neibart.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Common Stock, $0.001 par value per share, of Broadmark Realty Capital Inc. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

HN Investors LLC

By:	/s/ Sean A. Hehir
	Name:	Sean A. Hehir
	Title:	Manager

Sean A. Hehir

/s/ Sean A. Hehir
Name:	Sean A. Hehir

Lee S. Neibart

/s/ Lee S. Neibart
Name:	Lee S. Neibart

[Signature Page to Joint Filing Agreement]